Exhibit 10.3

THIS INSTRUMENT OR CERTIFICATE AND THE RIGHTS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED MARCH 31, 2008, AMONG SALIENT SURGICAL TECHNOLOGIES, INC., GENERAL ELECTRIC CAPITAL CORPORATION, AND MEDTRONIC, INC., AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, AND ANY TRANSFEREE BY ACCEPTANCE OF SUCH TRANSFER AGREES TO BE BOUND BY THE TERMS THEREOF.

AMENDED AND RESTATED PROMISSORY NOTE

$2,037,058.10	Minneapolis Minnesota March 31, 2008

FOR VALUE RECEIVED, the undersigned, SALIENT SURGICAL TECHNOLOGIES, INC. (F/K/A TISSUELINK MEDICAL, INC.), a Delaware corporation (“Maker”), hereby promises to pay to the order of MEDTRONIC, INC., a Minnesota corporation (“Payee”), at Payee’s principal place of business, or such other place as Payee under this Promissory Note may from time to time designate in writing, in lawful money of the United States of America the principal sum of Two Million Thirty-Seven Thousand Fifty-Eight and 10/100 Dollars ($2,037,058.10).

The principal of this Note and accrued interest thereon shall be due and payable in full on the earlier of: (a) April 1, 2009; or, (b) the date any offering of securities issued by the Maker is completed, where the Maker offering results in raising gross proceeds of $40,000,000 or more. Maker shall pay interest on the outstanding principal amount of this Note from the date hereof until payment in full hereof at an annual rate equal to ten percent (10%). Notwithstanding the foregoing, from and after the occurrence of any Event of Default (as defined below) and during the continuance thereof, the interest rate shall be equal to eighteen percent (18%) per annum.

Until payment in full of the principal amount set forth above, interest on the outstanding principal amount hereof shall be payable quarterly, commencing April 1, 2008, and shall be payable the first day of each quarter thereafter. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of three hundred sixty-five (365) days on the actual daily outstanding balance hereof.

Maker may prepay this Note in whole or in part at any time without premium or penalty. Any partial prepayment of this Note shall be applied first to any unpaid interest on this Note.

Upon the occurrence of an Event of Default and the acceleration of this Note as provided below, this Note shall be immediately due and payable. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Maker shall fail to make when due, whether by acceleration or otherwise, any payment of principal of, or interest on, this Note; or

(b) Maker shall materially breach any agreement, covenant, condition, provision or term contained in the License Agreement or the documents relating thereto; or

(c) If (i) Maker shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the person or of all or a substantial part of the person’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing its inability to pay its debts as they mature, or (6) make an assignment for the benefit of its creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of Maker, and which is not dismissed within 30 days after such commencement, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of Maker, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the person or of all or any substantial part of Maker’s property, or (3) similar relief in respect of Maker under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts); or

(d) The maturity of any indebtedness (other than indebtedness under this Note and whether owed to the Payee or to others) of Maker shall be accelerated, or Maker shall fail to pay any such indebtedness when due or, in the case of such indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing or permitting (any required notice having been given and grace period having expired) the holder of any such indebtedness in such aggregate amount or any trustee or other person acting on behalf of such holder to cause, such indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(e) Maker shall fail to pay, withhold, collect or remit any material tax or tax deficiency when assessed or due or notice of any state or federal tax lien shall be filed or issued.

If (a) any Event of Default described in paragraph (c) above shall occur, the outstanding unpaid principal balance of this Note and the accrued interest thereon shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing and such Event of Default is not cured by Maker within ten (10) days after written notice from Payee, then Payee may declare that the outstanding unpaid principal balance of this Note and the accrued and unpaid interest thereon to be immediately due and payable, whereupon this Note, all accrued and unpaid interest thereon and all such other obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Note to the contrary notwithstanding. In addition, upon any Event of Default and so long as such Event of Default continues, Payee may exercise all rights and remedies under any other instrument, document or agreement between Maker and Payee and enforce all rights and remedies under any applicable law.

This Note is one of the “Form Notes” referred to in and is issued in connection with, and subject to the terms and conditions of, that certain License Agreement dated August 9, 1999 between Maker and Payee (as amended, modified, supplemented, restated or replaced from time to time (the “License Agreement”). Any transferee of this Note accepts it subject to the terms and conditions of the License Agreement.

This Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Minnesota. If any provision of this Note or the application thereof shall be held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Note, which shall continue in full force and effect. Maker agrees to reimburse the Payee upon demand for all reasonable expenses paid or incurred by Payee (including costs and fees and expenses of legal counsel) in connection with the collection and enforcement of this Note.

Whenever in this Note reference is made to Payee or Maker, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon Maker and its successors and assigns, and shall inure to the benefit of Payee and its successors and assigns.

The Maker acknowledges and agrees that this Note amends and restates the following Promissory Notes of the Maker made payable to the Payee: that certain Promissory Note dated as of May 15, 2004 in the original principal amount of $111,247.42, that certain Promissory Note dated as of August 14, 2004 in the original principal amount of $108,614.63, that certain Promissory Note dated as of November 14, 2004 in the original principal amount of $115,293.51, that certain Promissory Note dated as of February 14, 2005 in the original principal amount of $129,154.43, that certain Promissory Note dated as of May 15, 2005 in the original principal amount of $129,202.55, that certain Promissory Note dated as of August 14, 2005 in the original principal amount of $100,673.78, that certain Promissory Note dated as of November 14, 2005 in the original principal amount of $97,458.91, that certain Promissory Note dated as of February 14, 2006 in the original principal amount of $96,021.83, that certain Promissory Note dated as of May 15, 2006 in the original principal amount of $86,304.23, that certain Promissory Note dated as of August 14, 2006 in the original principal amount of $89,247.40, that certain Promissory Note dated as of November 14, 2006 in the original principal amount of $98,002.16, that certain Promissory Note dated as of February 14, 2007 in the original principal amount of $117,870.23, that certain Promissory Note dated as of May 15, 2007 in the original principal amount of $146,816.50, that certain Promissory Note dated as of August 14, 2007 in the original principal amount of $181,771.20, that certain Promissory Note dated as of November 14, 2007 in the original principal amount of $199,048.50, and that certain Promissory Note dated as of February 14, 2008 in the original principal amount of $230,331.07 (collectively, the “Original Notes”). The Maker acknowledges and agrees that this Note is issued in substitution for and replacement of, but not in payment of, the Original Notes.

SALIENT SURGICAL TECHNOLOGIES, INC.

(F/K/A TISSUELINK MEDICAL, INC.)

By:    /s/ Richard M. Altieri

Its:    Vice President and CFO

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